Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 13
(To Prospectus filed on November 10, 2014, as supplemented
by Prospectus Supplement No. 1 dated November 12, 2014, Prospectus Supplement No. 2 dated

November 14, 2014, Prospectus Supplement No. 3 dated December 18, 2014, Prospectus Supplement No. 4 dated January 9, 2015, Prospectus Supplement No. 5 dated February 23, 2015, Prospectus Supplement No. 6 dated March 19, 2015, Prospectus Supplement No. 7 dated April 7, 2015, Prospectus Supplement No. 8 dated April 17, 2015, Prospectus Supplement No. 9 dated April 28, 2015, Prospectus Supplement No. 10 dated May 15, 2015, Prospectus Supplement No. 11 dated May 18, 2015, and Prospectus Supplement No. 12 dated May 20, 2015)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 13 supplements the information contained in the Prospectus, dated as of November 10, 2014, as amended by Prospectus Supplement No. 1 dated November 12, 2014, Prospectus Supplement No. 2 dated November 14, 2014, Prospectus Supplement No. 3 dated December 18, 2014, Prospectus Supplement No. 4 dated January 9, 2015, Prospectus Supplement No. 5 dated February 23, 2015, Prospectus Supplement No. 6 dated March 19, 2015, Prospectus Supplement No. 7 dated April 7, 2015, Prospectus Supplement No. 8 dated April 17, 2015, Prospectus Supplement No. 9 dated April 28, 2015, Prospectus Supplement No. 10 dated May 15, 2015, Prospectus Supplement No. 11 dated May 18, 2015, and Prospectus Supplement No. 12 dated May 20, 2015, relating to the resale of up to 53,035,356 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 13 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on May 22, 2015.

You should read this Prospectus Supplement No. 13 in conjunction with the Prospectus. This Prospectus Supplement No. 13 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 13 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 13 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 22, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2015

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55415	99-0376434
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 21, 2015, the Board of Directors of Enumeral Biomedical Holdings, Inc. (the “Company”) adopted Amendment No. 2 (the “Amendment”) to the Company’s 2014 Equity Incentive Plan, as amended (the “2014 Plan”), to increase the number of shares of the Company’s common stock that may be granted under the 2014 Plan in any one fiscal year to Covered Employees (as defined in the 2014 Plan) in the form of stock options and restricted stock. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit Number	Description
10.1	Amendment No. 2 to 2014 Equity Incentive Plan, adopted on May 21, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: May 22, 2015	By:	/s/ Matthew A. Ebert
Name: Matthew A. Ebert
Title: General Counsel and Corporate
Secretary

Exhibit 10.1

ENUMERAL BIOMEDICAL HOLDINGS, INC.

AMENDMENT NO. 2 TO

2014 EQUITY INCENTIVE PLAN

                Pursuant to Article XV of the 2014 Equity Incentive Plan, as amended (the “Plan”), of Enumeral Biomedical Holdings, Inc., a Delaware corporation (the “Company”), the Plan be, and hereby is, amended as set forth below.  Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan.

                1.         Article IV, Section A of the Plan is hereby deleted in its entirety and the following is substituted in its place:

“A. NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to Sections IV.B and IV.C herein, the maximum number of Shares with respect to which Awards may be granted to Participants under the Plan shall be Eight Million One-Hundred Thousand (8,100,000). Shares issued under the Plan may be either authorized but unissued Shares, treasury Shares or any combination thereof.

Unless and until the Committee determines that an Award to a Covered Employee is not designed to comply with the Performance-Based Exception, the following rules shall apply to grants of Awards to Covered Employees under the Plan, subject to Sections IV.B and IV.C.

1.	STOCK OPTIONS: The maximum aggregate number of Shares that may be subject to Stock Options granted in any one fiscal year to any one Participant shall be one million five hundred thousand (1,500,000).

2.	SARs: The maximum aggregate number of Shares that may be granted in the form of SARs granted in any one fiscal year to any one Participant shall be four hundred thousand (400,000).

3.	RESTRICTED STOCK: The maximum aggregate grant with respect to Awards of Restricted Stock which are granted in any one fiscal year to any one Participant shall be seven hundred and fifty thousand (750,000) Shares.

4.	RESTRICTED STOCK UNITS: The maximum aggregate payment (determined as of the date of grant) with respect to Awards of RSUs granted in any one fiscal year to any one Participant shall be equal to the Fair Market Value of four hundred thousand (400,000) Shares; provided, however, that the maximum aggregate grant of Restricted Stock and RSUs for any one fiscal year shall be coordinated so that in no event shall any one Participant be awarded more than the Fair Market Value of four hundred thousand (400,000) Shares taking into account all such grants.

5.	PERFORMANCE SHARES: The maximum aggregate payout (determined as of the event of the applicable performance period) with respect to Awards of Performance Shares which are granted in any one fiscal year to any one Participant shall be equal to the Fair Market Value of one hundred fifty thousand (150,000) Shares.

6.	PERFORMANCE UNITS: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Units which are granted in any one fiscal year to any one Participant shall be equal to one million five hundred thousand dollars ($1,500,000).”

                2.         This amendment shall be effective as of the date approved by the Board of Directors of the Company.

Adopted by the Board of Directors on May 21, 2015